Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Jeff Stanlis, Hayden Communications (media)
(602) 476-1821

For immediate release

RURAL/METRO REPORTS 44.1% GROWTH IN OPERATING INCOME,

11.7% GROWTH IN NET REVENUE FOR FISCAL 2006 SECOND QUARTER

SCOTTSDALE, Ariz. (Feb. 9, 2006) – Rural/Metro Corporation (NASDAQ Capital Market: RURL), a leading provider of medical transportation and private fire protection services, announced today financial results for its fiscal 2006 second quarter ended December 31, 2005.

Jack Brucker, President and Chief Executive Officer, said, “Our second-quarter results reflect continued strength in operating performance and efficiencies, as we achieve consistent growth in revenues, expansion of operating income and margins, and progress toward our deleveraging goals.”

The company reported second-quarter net revenue of $141.5 million, an increase of 11.7 percent compared to net revenue of $126.6 million for the prior year’s second quarter. For the six months ended December 31, 2005, net revenue was $280.2 million, an increase of 11.0 percent compared to net revenue of $252.5 million for the first six months of the prior year.

Second-quarter medical transportation and related services net revenue increased $12.9 million, or 11.5 percent, to $124.3 million, compared to $111.4 million in the same period for fiscal 2005. For the six-month period, medical transportation and related services net revenue increased $24.9 million, or 11.2 percent, to $246.5 million, compared to net revenue of $221.6 million for the first six months of the prior year.

Same-service-area medical transportation revenue growth for the three and six months ended December 31, 2005 accounted for $9.9 million and $19.2 million of the increases, respectively, while the balances were from revenue generated under new contracts in Salem, Oregon; Tacoma, Washington; Roswell, New Mexico; and Orlando, Florida. The company’s recent 911 contract win in Salt Lake City begins April 3, 2006 and is expected to begin contributing to results during the fourth quarter ending June 30, 2006. Rate increases for the three- and six-month periods contributed approximately 62 percent of the growth in medical transportation revenue, and greater transport volume contributed approximately 38 percent.

Second-quarter fire and other services net revenue grew by $2.0 million, or 13.2 percent, to $17.2 million, compared to $15.2 million in the same period of the prior fiscal year. Of the second-quarter increase, fire subscription revenue increased $0.6 million as a result of rate increases and revenue associated with new fire subscribers totaled $0.5 million. Rate increases related to master fire contracts totaled $0.4 million, and other revenue increased $0.5 million due to revenue associated with Hurricane Rita and Katrina relief efforts.

For the six-month period, fire and other services revenue increased $2.8 million, or 9.1 percent, to $33.7 million, compared to $30.9 million for the same period in the prior year. Of the year-to-date increase, fire subscription revenue increased $2.0 million, and master fire fees increased $0.7 million.

Second-quarter fiscal 2006 operating income was up 44.1 percent to $13.6 million, or 9.6 percent of net revenue, compared to operating income of $9.4 million, or 7.5 percent of net revenue, for the second quarter of fiscal 2005. For the six-month period, operating income grew 39.0 percent to $28.2 million, or 10.1 percent of net revenue, compared to $20.3 million, or 8.0 percent of net revenue, in the same period of the prior year.

In the second quarter of fiscal 2006, the company’s provision for income taxes increased $2.2 million over the prior year, from $0.3 million in fiscal 2005 to $2.5 million in fiscal 2006. For the six months ended December 31, 2005, the company recorded a $6.2 million income tax provision, compared to $0.3 million for the same period in fiscal 2005. The company’s effective income tax rate on a quarterly and year-to-date basis was 41.9 percent and 46.4 percent, respectively. Non-cash deferred income tax expense recognized during the three and six months ended December 31, 2005 was $2.1 million and $5.3 million, respectively. Cash payments for income taxes for the three and six months ended December 31, 2005 were $40,000 and $0.4 million, respectively, and consisted primarily of federal alternative minimum taxes and state income taxes.

Net income for the second quarter was $2.8 million, or $0.11 per fully diluted share, which included the $2.5 million income tax provision described above. This compared to net income of $3.1 million, or $0.13 per diluted share for the same period of the prior year, which included a $0.3 million income tax provision. For the six months ended December 31, 2005, net income was $6.3 million, or $0.25 per fully diluted share, which included an income tax provision of $6.2 million. This compares to fiscal 2005 year-to-date net income of $7.5 million, or $0.32 per diluted share, which included a $0.3 million income tax provision.

At December 31, 2005, the company had 25.3 million average diluted shares outstanding, compared to 24.0 million for the same period of the prior year, with the increase in outstanding shares applicable to the number of options exercised and an increase in the average share price during the period.

Mr.Brucker said, “In the second quarter, we achieved additional improvements in payroll and employee benefits as a percentage of net revenue, reporting a decrease to 48.8 percent from 52.6 percent in the same prior-year period, primarily due to a total of $2.6 million in positive adjustments to our workers’ compensation claims. We have devoted significant resources to enhancing our risk management, claims management, and workplace safety programs and believe we will continue to experience the benefit of these efforts in the future. These initiatives go hand-in-hand with our continuing efforts to improve the utilization of our work force.”

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The provision for doubtful accounts as a percentage of consolidated net revenue for the three and six months ended December 31, 2005 was 17.7 percent and 17.4 percent, respectively, compared to 15.5 percent and 16.0 percent, respectively, for the same period of the prior year. The provision for doubtful accounts as a percentage of net medical transportation revenue for the three and six months ended December 31, 2005 was 20.8 percent and 20.6 percent, respectively, compared to 19.0 percent and 19.4 percent, respectively, for the same prior-year periods.

The increase in the provision for doubtful accounts was due primarily to a slight rise in the overall uncollectible percentage driven by shifts in payer mix in certain markets where the company made the strategic decision to expand its 911 operations. “Our approach to bad debt remains consistent as we continuously weigh potential exposure to unpaid claims against opportunities to expand and solidify market share, better leverage our base of fixed costs, and ultimately produce better operating margins,” Mr. Brucker said.

Other operating expenses for the three months ended December 31, 2005 decreased as a percent of consolidated net revenue to 21.8 percent, compared to 22.4 percent for the same prior-year period. Second-quarter expenses included a $1.3 million increase in professional fees related to Sarbanes-Oxley Section 404 compliance, a $0.6 million increase in fuel expenses caused by an overall increase in the price of fuel and additional transports, a $0.4 million increase in vehicle maintenance expenses due to an increase in the number of vehicles, and a $0.4 million increase in contractual service and franchise fees due to the increased number of transports. These expenses were partially offset by a decrease of $1.2 million in general liability insurance costs.

Other operating expenses for the six months ended December 31, 2005 increased slightly as a percent of consolidated net revenue to 21.9 percent, from 21.5 percent. This increase was primarily due to a $3.2 million increase in professional fees related to Sarbanes-Oxley Section 404 compliance, a $1.5 million increase in fuel expenses, and a $1.4 million increase in contractual service and franchise fees. These increases were partly offset by a $2.4 million decrease in general liability insurance costs.

Fiscal 2006 second-quarter EBITDA was $15.4 million, representing an increase of 13.0 percent over EBITDA of $13.6 million for the same period in fiscal 2005. For the six months ended December 31, 2005, EBITDA was $32.9 million, representing an increase of 15.1 percent over EBITDA of $28.6 million for the same prior-year period. EBITDA margins (defined as EBITDA to net revenue) for the three and six months were 10.9 percent and 11.7 percent, respectively.

The company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The company provides this information to permit additional analysis of its ability to meet future debt service, capital expenditures, and working capital requirements. Additionally, the company’s management uses this information to evaluate the performance of its operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles, and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity. The company has provided a reconciliation of net income to EBITDA in the attached tables.

Mr. Brucker continued, “We are pleased by the level of continued growth we have achieved in both of our business lines, as well as our ability to efficiently manage expenses, achieve margin expansion, and maintain solid cash-flow performance. Second-quarter net/net average patient charge, which is our best approximation of cash collected per transport, reached an all-time high of $343. We believe this trend confirms the effectiveness of our ongoing efforts to improve

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revenue quality through targeted market growth and to enhance documentation quality, among other strategies.”

On December 27, 2005, the company successfully amended its Term Loan B credit agreement to provide, among other features, additional flexibility to apply the net proceeds of any equity issuance to repurchase its 12.75% Senior Discount Notes due 2016 or its 9.875% Senior Subordinated Notes due 2015 provided that following any redemption, the company’s total leverage ratio does not exceed 4.0 to 1.0.

On February 7, 2006, the company made an unscheduled principal payment of $9.0 million on its Term Loan B.

Michael Zarriello, Senior Vice President and Chief Financial Officer, said, “In the past nine months, we have reduced the principal balance of our senior Term Loan B to $112.0 million through a total of $23 million in voluntary principal payments, representing annual interest savings of $1.6 million, based on current rates. We are pleased to have improved our total leverage to 5.0x from 5.7x and our operating company leverage to 4.0x from 4.8x since the refinancing was completed in March 2005 and remain committed to our deleveraging goals.”

Trends in key operating statistics for the quarter ended December 31, 2005 are summarized as follows:

•	Medical transports increased by 12,428 transports, or 4.8 percent, over the prior year, as a result of an overall aging population, increases in population density where the company has significant operations and increased patient travel between specialized treatment facilities. Additionally, new contracts in Orlando, Florida; Salem, Oregon; and Roswell, New Mexico, accounted for approximately 55 percent of the growth in medical transports.

•	Net/Net Average EMS Patient Charge (APC) increased 5.1 percent to $343, from $326 for the same period of the prior year. The company considers APC to be the best approximation of cash collected per transport. This second-quarter increase is primarily the result of rate escalators or other general rate increases that are contained or allowed in contracts to provide medical transportation services, as well as a change in payer mix in select markets.

•	Average Days’ Sales Outstanding (“DSO”) was 51 days, up six days from the prior year. The increase from December 31, 2004 to December 31, 2005 was primarily due to the fiscal 2005 exit from fixed-fee contracts in Scottsdale, Arizona and Fort Worth, Texas, which contributed to a three-day increase in DSO, as well as differences in the timing of revenue growth as compared to the growth in average account receivable balances. A slowdown in processing by certain government intermediaries primarily due to their implementation of new billing platforms, as well as the consolidation of certain of the company’s billing centers, coupled with a 7.3 percent increase in transports in the month of December 2005 also contributed to the increase in DSO at December 31, 2005.

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Following is a presentation of certain of the company’s key operating statistics. Medical transports and net/net EMS APC statistics have been adjusted to eliminate discontinued operations. DSO has not been adjusted to eliminate discontinued operations.

	Q2 ’05 (12/31/04)	Q3 ’05 (3/31/05)	Q4 ’05 (6/30/05)	Q1 ’06 (9/30/05)	Q2 ’06 (12/31/05)
Medical Transports (1)	258,433	272,871	267,218	270,293	270,861
Net/Net EMS APC (2)	$326	$331	$336	$339	$343
DSO (QTD) (3)	45	43	46	48	51

(1)	Medical transports from continuing operations are defined as actual emergency and non-emergency patient transports.

(2)	Net/Net EMS APC is defined as gross medical transport revenue less provisions for discounts applicable to Medicare, Medicaid and other third-party payers and doubtful accounts divided by emergency and non-emergency transports from continuing operations.

(3)	Average DSO is defined as average accounts receivable divided by consolidated net revenue per day, as calculated on a year-to-date basis.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 22 states and approximately 365 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

The company will discuss these results in a conference call today beginning at 9 a.m. Mountain/11 a.m. Eastern. To access the conference call, dial (800) 289-0507 (domestic), or (913) 981-5540 (international). The call also will be broadcast live on the company’s web site at www.ruralmetro.com. A telephone replay will be available from noon Eastern through midnight Feb. 10, 2006. The access the replay, dial (888) 203-1112. From international locations, dial (719) 457-0820. The required pass code to access the replay is 4723483. An archived webcast also will be available for 90 days following the call at www.ruralmetro.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the company’s ability to collect its accounts receivable; competitors’ actions; litigation and regulatory matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, and improve earnings and operating margins. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2005 under the caption “Risk Factors” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

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RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except share data)

	December 31, 2005	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,485	$17,688
Short-term investments	7,600	—
Accounts receivable, net	84,878	71,986
Inventories	12,748	12,743
Deferred tax assets	10,832	10,110
Prepaid expenses and other	7,081	9,449

Total current assets	124,624	121,976
Property and equipment, net	44,761	41,402
Goodwill	39,344	39,344
Deferred tax assets	69,575	75,551
Insurance deposits	7,258	9,037
Other assets	24,702	26,818

Total assets	$310,264	$314,128

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$14,485	$14,738
Accrued liabilities	35,670	42,327
Deferred revenue	19,745	19,429
Current portion of long-term debt	781	1,497

Total current liabilities	70,681	77,991
Long-term debt, net of current portion	301,805	305,478
Other liabilities	27,257	27,846

Total liabilities	399,743	411,315

Minority interest	1,771	1,456

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 2,000,000 shares authorized, zero shares issued and outstanding at both December 31, 2005 and June 30, 2005	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 24,396,238 and 24,117,499 shares issued and outstanding at December 31, 2005 and June 30, 2005, respectively	244	241
Additional paid-in capital	153,349	152,305
Treasury stock, 96,246 shares at both December 31, 2005 and June 30, 2005	(1,239)	(1,239)
Accumulated deficit	(243,604)	(249,950)

Total stockholders’ equity (deficit)	(91,250)	(98,643)

Total liabilities, minority interest and stockholders’ equity (deficit)	$310,264	$314,128

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For The Three Months Ended December 31, 2005 and 2004

(unaudited)

(in thousands, except per share amounts)

	2005	% of Net revenue	2004	% of Net revenue
Net revenue	$141,461	100.0%	$126,621	100.0%

Operating expenses:
Payroll and employee benefits	69,096	48.8%	66,540	52.6%
Provision for doubtful accounts	25,009	17.7%	19,684	15.5%
Depreciation and amortization	2,846	2.0%	2,541	2.0%
Other operating expenses	30,878	21.8%	28,417	22.4%
Loss on sale of assets	35	—	5	—

Total operating expenses	127,864	90.4%	117,187	92.5%

Operating income	13,597	9.6%	9,434	7.5%
Interest expense	(7,748)	(5.5%)	(7,513)	(5.9%)
Interest income	172	0.1%	48	0.0%

Income from continuing operations before income taxes and minority interest	6,021	4.3%	1,969	1.6%
Income tax provision	(2,524)	(1.8%)	(260)	(0.2%)
Minority interest	(153)	(0.1%)	337	0.3%

Income from continuing operations	3,344	2.4%	2,046	1.6%
Income (loss) from discontinued operations	(577)	(0.4%)	1,011	0.8%

Net income	$2,767	2.0%	$3,057	2.4%

Income per share:
Basic -
Income from continuing operations	$0.14		$0.09
Income (loss) from discontinued operations	(0.03)		0.05

Net income	$0.11		$0.14

Diluted -
Income from continuing operations	$0.13		$0.09
Income (loss) from discontinued operations	(0.02)		0.04

Net income	$0.11		$0.13

Average number of common shares outstanding - Basic	24,330		22,241

Average number of common shares outstanding - Diluted	25,298		24,022

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

For The Six Months Ended December 31, 2005 and 2004

(unaudited)

(in thousands, except per share amounts)

	2005	% of Net revenue	2004	% of Net revenue
Net revenue	$280,225	100.0%	$252,531	100.0%

Operating expenses:
Payroll and employee benefits	137,551	49.1%	132,063	52.3%
Provision for doubtful accounts	48,741	17.4%	40,442	16.0%
Depreciation and amortization	5,599	2.0%	5,377	2.1%
Other operating expenses	61,430	21.9%	54,347	21.5%
(Gain) loss on sale of assets	(1,307)	(0.5%)	3	—

Total operating expenses	252,014	89.9%	232,232	92.0%

Operating income	28,211	10.1%	20,299	8.0%
Interest expense	(15,256)	(5.4%)	(14,831)	(5.9%)
Interest income	325	0.1%	176	0.1%

Income from continuing operations before income taxes and minority interest	13,280	4.7%	5,644	2.2%
Income tax provision	(6,168)	(2.2%)	(336)	(0.1%)
Minority interest	(315)	(0.1%)	28	0.0%

Income from continuing operations	6,797	2.4%	5,336	2.1%
Income (loss) from discontinued operations	(451)	(0.2%)	2,138	0.8%

Net income	$6,346	2.3%	$7,474	3.0%

Income per share:
Basic -
Income from continuing operations	$0.28		$0.24
Income (loss) from discontinued operations	(0.02)		0.10

Net income	$0.26		$0.34

Diluted -
Income from continuing operations	$0.27		$0.23
Income (loss) from discontinued operations	(0.02)		0.09

Net income	$0.25		$0.32

Average number of common shares outstanding - Basic	24,281		22,100

Average number of common shares outstanding - Diluted	25,280		23,351

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

For The Six Months Ended December 31, 2005 and 2004

(unaudited)

(in thousands)

	2005	2004
Cash flows from operating activities:
Net income	$6,346	$7,474
Adjustments to reconcile net income to net cash provided by operating activities -
Provision for doubtful accounts	50,827	42,079
Deferred income taxes	5,254	—
Depreciation and amortization	5,720	5,928
Accretion of 12.75% Senior Discount Notes	3,349	—
Insurance adjustments	(2,387)	(636)
(Gain) loss on sale of property and equipment	(1,307)	3
Amortization of deferred financing costs	1,100	1,339
Earnings (losses) of minority shareholder	315	(28)
Stock based compensation	16	—
Amortization of debt discount	—	13
Tax benefit from the exercise of stock options	—	129
Change in assets and liabilities -
Accounts receivable	(63,719)	(44,152)
Inventories	(5)	(279)
Prepaid expenses and other	2,368	159
Insurance deposits	1,779	2,791
Other assets	1,738	622
Accounts payable	(2,359)	(4,313)
Accrued liabilities	(6,196)	(8,184)
Deferred revenue	316	358
Other liabilities	380	(3,211)

Net cash provided by operating activities	3,535	92

Cash flows from investing activities:
Purchases of short-term investments	(37,700)	—
Sales of short-term investments	30,100	—
Capital expenditures	(9,096)	(6,994)
Proceeds from the sale of property and equipment	1,559	81

Net cash used in investing activities	(15,137)	(6,913)

Cash flows from financing activities:
Repayment of debt	(7,738)	(610)
Book overdraft	2,261	—
Distributions to minority shareholders	(155)	—
Tax benefit from the exercise of stock options	436	—
Issuance of common stock	595	1,168

Net cash (used in) provided by financing activities	(4,601)	558

Decrease in cash and cash equivalents	(16,203)	(6,263)
Cash and cash equivalents, beginning of period	17,688	16,372

Cash and cash equivalents, end of period	$1,485	$10,109

RURAL/METRO CORPORATION

RECONCILIATION OF EBITDA TO CASH FLOW

PROVIDED BY OPERATING ACTIVITIES

(unaudited)

(in thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Net income	$2,767	$3,057	$6,346	$7,474
Add back:
Depreciation and amortization	2,907	2,691	5,720	5,928
Interest expense	7,748	7,513	15,256	14,831
Interest income	(172)	(48)	(325)	(176)
Income tax provision	2,165	428	5,887	523

EBITDA	15,415	13,641	32,884	28,580
Increase (decrease):
Interest expense	(7,748)	(7,513)	(15,256)	(14,831)
Interest income	172	48	325	176
Income tax provision	(2,165)	(428)	(5,887)	(523)
Provision for doubtful accounts	26,396	20,491	50,827	42,079
Deferred income taxes	2,088	—	5,254	—
Accretion of 12.75% Senior Discount Notes	1,709	—	3,349	—
Insurance adjustments	(2,387)	(636)	(2,387)	(636)
Amortization of deferred financing costs	665	669	1,100	1,339
Earnings (losses) of minority shareholder	153	(337)	315	(28)
(Gain) loss on sale of property and equipment	35	5	(1,307)	3
Stock based compensation	7	—	16	—
Amortization of debt discount	—	7	—	13
Tax benefit from the exercise of stock options	—	129	—	129
Changes in operating assets and liabilities	(35,798)	(21,111)	(65,698)	(56,209)

Net cash (used in) provided by operating activities	$(1,458)	$4,965	$3,535	$92